Exhibit 99.1

February 2010
T O     O U R    S T O C K H O L D E R S

The year 2009 was transformative for the automotive industry. Production volume declines were the sharpest in a generation, and not one, but two of the world’s leading vehicle manufacturers filed for and emerged from bankruptcy. My expectation is that 2009 will most be remembered as the year that the United States government launched its most serious initiative to bring fuel economy and vehicle emissions into our mainstream consciousness and that this, more than the other events, reshaped the U.S. automotive market.
BorgWarner, like the rest of the industry, felt the pain of the dramatic drop in global vehicle production and as a result, we had to quickly resize our business. However, near-term challenges were balanced against our need to retain the resources required to manage our long-term objectives such as maintaining research and development (R&D) spending and investing in the business. In other words, we made tough decisions to ensure the near-term survival of the company without jeopardizing our long-term success.
These included:
•	Reduced wages 15% for all officers

•	Reduced wages 10% for all salaried employees and outside directors

•	Capital spending continued, but was scrutinized and focused on critical projects

•	Implemented shortened work weeks in a number of European facilities

•	Closed our drivetrain facility in Muncie, Indiana

•	Announced plans to close our drivetrain facility in Margam, Wales and relocate the business to other facilities

•	Reduced staffing levels by approximately 5,000 employees (28%)
These intense efforts to curb spending and resize the business were necessary, however our long term viability remains strong. As a percentage of sales, our R&D spending was sustained at historic levels.
To even the most casual observer, automotive market conditions were abysmal at the beginning of the year. In addition to the rapidly declining production environment, access to the capital markets was severely diminished. In light of these developments, we enacted prudent measures to conserve cash. These included the aforementioned salary cuts, prioritized capital spending, suspension of the dividend and tight inventory controls.
Our cash conservation efforts were successful. In a year when the focus of most automotive companies was limiting cash burn, we generated positive free cash flow (cash from operations less capital expenditures) in each quarter of 2009. And despite extremely tight credit markets, we were able to issue $374 million in convertible senior notes and extend $250 million of our credit revolver into 2011. These efforts combined with our cash flow generation, resulted in a solid liquidity position including over $350 million of cash on the balance sheet at the end of the year, enhancing our strength and flexibility for the future. In fact, our balance sheet strength was stronger by the end of 2009 than at the end of 2008.
The primary goal of our restructuring activities was to manage costs downward commensurately with the drastic decline in revenue. Success in this initiative can best be measured by our relative profitability, which is a measure of lost income as a result of a decline in revenue. I am pleased to report that we met or exceeded our targets in each quarter of 2009.
The year 2009 ended much better than it started for both the industry and for BorgWarner. Global production volumes stabilized and began to recover in the third quarter. Despite posting net losses in each of the first two quarters of the year, we finished profitably for the last two quarters and for the full year. This was a direct result of our restructuring activities in combination with improved market conditions. We see this positive momentum continuing throughout 2010.
Growth For The Future
Despite the pause in our growth that occurred in 2009, the future is bright for our company. In the fall, we announced $1.8 billion of net new business over the next three years (2010-2012). This backlog of net new business encompasses some of the most promising technologies and geographies in the auto sector and is representative of how BorgWarner is leading the way in important powertrain developments around the world.
From a product perspective, turbochargers and dual-clutch technologies remain BorgWarner’s largest growth drivers and we continue to generate important new business in each of these product families. Turbochargers for gasoline engines represent a larger share of the backlog when compared to last year, which reflects the growing global importance of downsized gasoline engines to address the issues of fuel efficiency and emissions reductions. We were pleased to announce that our gasoline turbocharger technology will be featured on Ford’s four-cylinder Ecoboost global engine launching early in 2010.
Additionally, our other product technologies continue to grow. Engine timing systems, thermal systems and transfer cases are all meaningful contributors to our backlog of net new business. Notably, Chrysler selected BorgWarner to supply transfer cases on all four-wheel drive Ram trucks. And, our eGearDriveTM transmission, designed specifically for electric vehicles, is a noteworthy addition to this year’s backlog. In addition to the Tesla Roadster, which is currently in production with BorgWarner’s eGearDrive transmission, the all-electric CODA sedan is scheduled to debut in California with the eGearDrive transmission in 2010. Although the volumes remain small in this developing electric vehicle market, the adoption of this technology is a testament to BorgWarner’s commitment to innovation and our leading-edge position in powertrain development.
The regional mix of our backlog of net new business is aligned with the pace of advanced technology adoption around the world. Fifty percent of it is in Europe which remains the epicenter of advanced development for internal combustion engines and continues to provide leadership in fuel economy and emissions standards. Thirty percent of it is in Asia, which continues to expand in importance, not only for its rapid growth, but also for its demand for leading edge technologies. Lastly, twenty percent of our backlog is in North America, where we see intensified customer focus on programs aimed at improved fuel economy and lower emissions.
A Better Year Ahead
The North American market began to recover in the third quarter of 2009 and is poised to continue its recovery in 2010. The macroeconomic factors that create

Net New Business 2010 thru 2012
$1.8 Billion of Net New Business – By Product

Customer Diversity Worldwide	*Includes NSK-Warner
2010 Sales Outlook*	**Excludes NSK-Warner

sound fundamentals for the automotive market, such as stable employment rates, a healthy credit market and a steady housing market, are slowly improving. Beyond these trends, there are fundamental changes underway that will have a direct and long-term effect on our business. North America is beginning to shift its view on the utility of the vehicle powertrain from a mechanism that provides acceleration and towing capacity, to one that can provide fuel efficiency and reduce emissions while still providing vehicle performance. This shifting viewpoint is transitioning the North American market to one that is more amenable to the use of fuel efficient BorgWarner products. This change has re-energized our relationships with the domestic automakers. We are very excited about the momentum building in North America.
Near-term prospects in Europe can best be described as uncertain. In 2009, the European automotive market was favorably affected by numerous government-sponsored incentive programs. While these programs provided a lift in a struggling environment they also obscured real market demand. The expiration of these programs at the end of 2009 causes us to consider this unanswered question: what is the actual vehicle demand in Europe? This question is at the core of our uncertainty about Europe in the coming year. As I write this letter, volumes are stable in Europe while the mix of vehicles is shifting toward larger sized and/or diesel engine equipped vehicles. If this mix shift proves to be a trend, this will bode well for our company as nearly all diesel engines for light vehicles are equipped with turbochargers and larger European vehicles tend to have more BorgWarner content.
Turning to Asia, China and India were the least affected by the global recession in 2009 and their prospects for 2010 are strong. The economies of those two nations continue to outpace the rest of the world. As a result, a healthy share of the world’s vehicle production growth is attributed to these markets where advanced technologies are highly sought
Total Shareholder Return
$100 invested on 12/31/04 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

after. While market growth in Asia is attractive to all global automotive market participants, the region’s preference for advanced technologies is especially favorable for BorgWarner.
A Personal Message
Uncertainty and fear gripped the auto industry in the early part of 2009. Yet, as quickly as the fear materialized, it was replaced with optimism and hope. The long-term implications of last year’s events remain to be seen. My initial view is that we have just gone through a once-in-a-lifetime market correction and we have reason to be optimistic about a stronger future.
Looking ahead, our focus on developing powertrain solutions that deliver better fuel economy and lower emissions should drive strong growth for the foreseeable future. Furthermore, the entrepreneurship and pride ingrained in our Company’s culture remain intact, and the BorgWarner Difference sets us apart.
The BorgWarner Difference is:
•	Powertrain technology leadership that drives our growth;
•	Customer and geographic diversity that minimizes our exposure to any single customer or market;
•	An operational focus that actively manages our cost structure;
•	Financial strength and discipline.
On a personal note, I would like to send a message to all BorgWarner employees.
Last year (2009) was a very difficult year and all of our employees worldwide made tremendous sacrifices for the benefit of our company and our shareholders. I am extremely proud of the results that our employees delivered in a horrible economic environment. As a result of our employees’ hard work and sacrifices, BorgWarner remains financially strong, technology-driven and poised for profitable growth. I thank all of our employees for their contributions to BorgWarner during 2008 and 2009.
The combination of a favorable macro-environment and the BorgWarner Difference points toward continued success for BorgWarner.
Our company is lean and poised for growth. Our employees are turbocharged with BorgWarner pride. They are energized by our prospects and ready to lead our company and this industry to new heights.
Timothy M. Manganello
Chairman and Chief Executive Officer
feel good
                      about driving
www.borgwarner.com

Engine Group
The Engine Group develops air management strategies and products to optimize engines for fuel efficiency, reduced emissions and enhanced performance. BorgWarner’s expertise in engine timing systems, boosting systems, ignition systems, air and noise management, cooling and controls is the foundation for this collaboration.
E N G I N E   G R O U P   S A L E S
millions of dollars

’09	$2,883.2M
’08	$3,861.5M
’07	$3,761.3M
’06	$3,154.9M
’05	$2,855.4M
K E Y     T E C H N O L O G I E S
Chain Products Global leader in the design and manufacture of chain systems for engine timing, automatic transmissions and torque transfer, including four- and all-wheel drive applications. Engine chain systems include chains, sprockets, tensioners, control arms and guides, and variable cam timing phasers.
Emissions Systems A global leader in the design and supply of exhaust gas recirculation (EGR) systems, secondary air systems (SAS), and advanced actuators for enhanced engine performance, fuel economy, and reduced emissions.
Thermal Systems Systems for thermal management designed to improve engine cooling, and reduce emissions and fuel consumption.
Turbochargers Leading designer and manufacturer of turbo-chargers and boosting systems for passenger cars, light trucks and commercial vehicles. Systems enhance fuel efficiency, reduce emissions and enhance vehicle performance.
BERU Systems A worldwide leading supplier of diesel cold-start technology and a leading European manufacturer of ignition technology for gasoline vehicles. Electronics and sensor technology provide more comfort and stability for applications in various engine and vehicle functions.
Drivetrain Group
The Drivetrain Group harnesses a legacy of more than 100 years as an industry innovator in transmission and all-wheel drive technology. The group is leveraging its understanding of powertrain clutching technology to develop interactive control systems and strategies for all types of torque management.
D R I V E T R A I N   G R O U P   S A L E S
millions of dollars

’09	$1,093.5M
’08	$1,426.4M
’07	$1,598.8M
’06	$1,461.4M
’05	$1,472.9M
K E Y     T E C H N O L O G I E S
Torque Management Leading global designer and producer of torque distribution and management systems, including i-Trac™ Torque Management devices for front-wheel drive vehicles and transfer cases for rear-wheel drive applications. These systems enhance stability, security and drivability of passenger cars, crossover vehicles, SUVs and light trucks.
Transmission Products A global designer and manufacturer of automatic transmission components and modules and supplier to virtually every major automatic transmission manufacturer in the world. Friction and mechanical products include dual clutch modules, friction clutch modules, friction plates, transmission bands, torque converter clutches, one-way clutches and torsional vibration dampers. Controls products feature electro-hydraulic solenoids for standard and high pressure hydraulic systems, transmission solenoid modules and dual clutch control modules.

BorgWarner will provide its full financial report electronically as part of its environmental initiative to conserve resources and reduce costs. For more information on the company’s financial performance and sustainability initiatives, please visit our website at www.borgwarner.com.